INNOVATION IN PHOTODYNAMIC THERAPY
DUSA Pharmaceuticals, Inc.®
For immediate release
DUSA PHARMACEUTICALS, INC. CLARIFIES USPTO ACTION
AND RIVER’S EDGE MOTION
Wilmington, MA. (December 8, 2006) -DUSA Pharmaceuticals, Inc.® [NASDAQ-GM: DUSA] reported today that River’s Edge Pharmaceuticals, LLC filed a motion late yesterday to lift the preliminary injunction entered in May by the United States District Court in New Jersey, prohibiting sales of River’s Edge generic version of DUSA’s Nicomide® product.
River’s Edge bases its motion on the fact that the U.S Patent and Trademark Office (“PTO”) has accepted River’s Edge’s request for Inter Partes reexamination of the patent pertaining to Nicomide, and has issued an office action as the first step in the process. As previously stated, DUSA® did not oppose the request for reexamination as it has confidence in the patent claims.
Bob Doman, DUSA’s President and COO stated, “We fully expected the PTO to grant the request for reexamination since the vast majority of these requests are granted. DUSA will be responding to the office action with its arguments in due course, as the next step in the process and we remain confident in the validity of the patent. We have reviewed the brief submitted by River’s Edge to the court in New Jersey, and do not believe it contains any substantial new argument for lifting the injunction.”
About DUSA Pharmaceuticals
DUSA Pharmaceuticals, Inc. is an integrated dermatology specialty pharmaceutical company focused primarily on the development and marketing of its Levulan® Photodynamic Therapy (PDT) technology platform, and complementary dermatology products. Levulan PDT is currently approved for the treatment of pre-cancerous actinic keratoses, and is being developed for the treatment of acne and photodamage. DUSA’s other dermatology products include Nicomide®, and the AVAR® line, resulting from its recent merger with Sirius Laboratories, Inc. These products target patients with acne and rosacea. DUSA is also developing certain internal indications of Levulan PDT. DUSA is based in Wilmington, MA. Please visit our website at www.dusapharma.com
Except for historical information, this news release contains certain forward-looking statements that involve known and unknown risk and uncertainties, which may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the statements made. These forward-looking statements relate to the timing of DUSA’s response to the PTO office action and its beliefs concerning the substance of the motion by River’s Edge. The risks and factors that may cause differing results include the litigation process, the inter partes reexamination process, and other risks identified in DUSA’s SEC filings from time to time.
For further information contact:
Geoffrey Shulman, MD, Chairman and CEO 416.363.5059
Robert Doman, President and COO 978.909.2216
Shari Lovell, Director, Shareholder Services or visit www.dusapharma.com